EXHIBIT 99.3

         KANSAS CITY, MO, January 10, 2000 - Golden Sky Systems, Inc. announced today that it has completed an amendment to its bank credit facility. The amendment, which was effective as of December 31, 1999, waives the Company's third quarter 1999 covenant violations and amends certain future covenant requirements. Pursuant to the amendment, the Company may borrow up to an additional $20.0 million under the bank credit facility prior to March 31, 2000. Any such incremental borrowings, which are secured by letters of credit provided by certain of the Company's shareholders, must be repaid by March 31, 2000 from the proceeds of either a private or public equity offering. The required repayment date may be deferred until May 31, 2000 under certain conditions. Upon repayment, the Company will have potential incremental borrowing capacity during the year ending December 31, 2000 equal to the lessor of the proceeds received from either a public or private equity offering or $20.0 million. Coincident with the amendment of the bank credit facility, the Company entered into stock subscription agreements with certain of its shareholders for an aggregate of $20.0 million of Company preferred stock.

                  Golden Sky Systems, Inc. (www.gssdirectv.com), a wholly-owned subsidiary of Golden Sky DBS, Inc., is an independent provider of programming services from DIRECTV, the nation's leading direct broadcast satellite company. Golden Sky currently provides DIRECTV programming to more than 345,000 subscribers and has approximately 70 offices throughout the United States serving 57 rural markets. DIRECTV offers subscribers access to more than 200 channels via satellite, including cable and broadcast networks, sports packages, movies, and other premium services, using an 18-inch satellite antenna dish and digital receiver.